EXHIBIT 99.1
For Immediate Release
January 2, 2008
Assisted Living Concepts, Inc. Announces Completion of Acquisition of the
Operations of BBLRG, LLC d/b/a CaraVita
MENOMONEE FALLS, WISCONSIN (January 2, 2008) — Assisted Living Concepts, Inc. (NYSE:ALC) announced that, effective January 1, 2008, it completed the acquisition of the operations of BBLRG, LLC, doing business as CaraVita. The acquisition, previously announced on November 12, 2007, consists of leasehold interests in eight assisted living residences with a total of 541 units for a purchase price of $14.4 million. The residences, five located in Georgia and one each in Alabama, South Carolina and Florida, are currently 92% occupied with all private pay residents and are expected to generate post acquisition annual revenue, adjusted EBITDAR and adjusted EBITDA of $18.0 million, $7.1 million and $2.2 million, respectively. The properties are under a long-term master lease agreement with Ventas Realty, Limited Partnership with an initial term through March 2015 and three five-year renewal options.
Laurie Bebo, Chief Executive Officer of ALC, said, “We are truly excited about adding the CaraVita operations to our portfolio. We have been impressed with the caliber of people involved with CaraVita and know the integrity and professionalism with which the company has operated are important contributors to its success. These eight communities have historically operated with characteristics similar to our existing portfolio. Additionally, they enhance our private pay mix, occupancy levels and geographic diversification into highly desirable markets.”
About Us
Assisted Living Concepts, Inc. is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 35 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,800 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in ALC’s filings with the United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this release are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We exclude specific line items from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

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